Track Group Appoints Karen Macleod to Its Board of Directors

SALT LAKE CITY, January 5, 2016 Track Group, Inc. (OTCQX: TRCK), a global tracking solutions company, today announced the appointment of Karen Macleod, former President of Tatum LLC, a New York-based professional services firm owned by global talent leader, Randstad, to the company's Board of Directors effective immediately.

"We are pleased to welcome Ms. Macleod to our Board and look forward to benefiting from her extensive knowledge and experience," said Guy Dubois, Chairman and CEO of Track Group. " Ms. Macleod’s background and insight will prove invaluable to Track Group as we continue to position the company for future growth and success."

"This is a very exciting time for Track Group," said Macleod. "I am honored to join the Board and look forward to working with the other directors to build on Track Group’s positive momentum.

Prior to her time with Tatum, Ms. Macleod was a co-founder of RGP, a publicly traded, multinational professional services firm founded as a division of Deloitte in June 1996. Ms. Macleod served in several positions for RGP, including as a director from 1999-2009 and President, North America from 2004-2009.  Prior to RGP, Ms. Macleod held several positions in the audit department of Deloitte between 1985-1994.

About Track Group

Track Group offers an integrated portfolio of tracking products and services that combine robust, real-time tracking devices and monitoring services with advanced software applications, including data analytics, for the global criminal justice marketplace.

Learn more at http://www.trackgrp.com

For more information, please contact:

Steve Hamilton, Chief Marketing Officer

John Merrill, Chief Financial Officer

877-260-2010

866-451-6141

steve.hamilton@trackgrp.com

john.merrill@trackgrp.com